Contact: Neenah Paper, Inc.
Bill McCarthy
Vice President - Financial Analysis and Investor Relations
678-518-3278

Neenah Grows Technical Products Platform
with Agreement to Acquire Coldenhove
ALPHARETTA, Ga., October 11, 2017 (NYSE: NP) - Neenah Paper, Inc. today announced it had signed a definitive agreement to purchase all of the outstanding equity of W.A. Sanders Coldenhove Holding B.V. ("Coldenhove"). Coldenhove is a specialty materials manufacturer based in the Netherlands, with a leading position in digital transfer media and other technical products.
Coldenhove has annual sales of over $45 million with EBITDA of approximately $6 million. The company’s advanced media is a critical component used in dye sublimation, a growing method of digital image transfer. The purchase price is expected to be approximately $45 million, subject to final closing adjustments, and will be financed with available cash and short term borrowings. Closing is expected to occur on November 1, and is subject to customary conditions.
"This acquisition adds to our technical products portfolio with products, technologies and a customer base that nicely complement our existing digital transfer business, further accelerating our participation in profitable growing markets," said John O'Donnell, Chief Executive Officer. "From a financial perspective, the investment provides an attractive return on capital, is immediately accretive, and will deliver mid-teen EBITDA margins in a growing market."
Additional details about the acquisition will be discussed in Neenah’s third quarter earnings call on November 8th.
About Neenah
Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United Kingdom. Additional information can be found at the company's web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), or in releases made by the U.S. Securities and Exchange Commission ("SEC"), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions "Cautionary Note Regarding Forward-Looking Statements" and/or "Risk Factors" of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws.
Contact:
Neenah Paper, Inc.
Bill McCarthy
Vice President - Financial Planning & Analysis
and Investor Relations
678-518-3278